Exhibit 99.1

News Release

For Immediate Release

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS 55% GROWTH IN EARNINGS FOR THE SECOND QUARTER OF 2018

Midlothian, Virginia, July 27, 2018. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported unaudited results for the second quarter of 2018. Net income for the second quarter of 2018 amounted to $641,000, or $0.45 per fully diluted share. For the six month period ended June 30, 2018, net income was $1,053,000; and net income available to common shareholders, which deducts from net income the dividends on preferred stock, was $940,000, or $0.66 per fully diluted share.

“Our team is firing on all cylinders right now,” commented Bill Foster, President and CEO of the Company. “The market likes the business savvy, responsiveness and caring service we provide. You can see it reflected in our loan, deposit and mortgage banking results. I am very pleased with our momentum and excited about the prospects for the remainder of the year.”

Financial Highlights

The second quarter results were very positive for the Company with notable increases in net interest income and net interest margin coupled with strong growth in loans and low cost transaction deposits. Highlights for the second quarter of 2018 are as follows:

•	Return on average tangible common equity was 7.42% for Q2 2018 compared to 3.52% for Q1 2018 and 1.28% for Q2 2017.
•	Net interest margin of 3.76% for Q2 2018 increased by two basis points from 3.74% for Q1 2018 and by 27 basis points from 3.49% for Q2 2017.
•	Net interest income amounted to $4,228,000 for Q2 2018, an increase of $217,000, or 5.4%, over Q1 2018, and an increase of $706,000, or 20.0%, over Q2 2017. This was the result of both volume and margin improvements driven by solid organic growth in commercial loans and low cost relationship deposits. As discussed in our Letter to Shareholders on February 20, 2018, our balance sheet is asset sensitive (meaning assets reprice faster than liabilities in a rising interest rate environment) and the increases in the Federal Funds target by the Board of Governors of the Federal Reserve System (“Federal Reserve”) in December 2017 and March 2018 had a positive impact on net interest income. The June 2018 Federal Funds increase will begin to have its impact in Q3 2018.

•	Gross loans held for investment increased by $15.6 million, or 4.0%, from Q1 2018, and by $63.6 million, or 18.7%, from Q2 2017. Core loans (excludes purchased student and USDA loans) increased by $17.4 million, or 5.1%, from Q1 2018, and by $64.9 million, or 21.9%, from Q2 2017.
•	Total deposits increased by $11.5 million, or 2.7%, from Q1 2018, and by $27.6 million, or 6.8%, from Q2 2017. More importantly, low cost relationship deposits (total deposits less time deposits) increased by $6.5 million, or 2.4%, from Q1 2018, and by $22.8 million, or 8.8%, from Q2 2017. Additionally, noninterest bearing account balances increased by $6.6 million, or 5.8%, from Q1 2018, and by $20.2 million, or 20.1%, from Q2 2017, and at June 30, 2018, represent 27.9% of total deposits.

Key Operating Metrics

At our annual shareholders meeting on May 22, 2018, we identified operating metrics we are driving to achieve our goal of becoming a high performing bank and producing a return on average tangible common equity in excess of 12%. Those metrics for the dates indicated were as follows:

Key Operating Metrics
Metrics	Y 2015	Y 2016	Y 2017	Q1 2018	Q2 2018	2019 Target
Commercial Banking Segment
Net Interest Income/Average Assets	2.88%	3.03%	3.15%	3.37%	3.39%	>3.50%
Provision/Average Assets	(0.47%)	-	-	-	-	<0.15%
Noninterest Income/Average Assets	0.76%	0.86%	0.44%	0.43%	0.48%	>0.50%
Noninterest Expense/Average Assets	4.20%	3.63%	3.28%	3.21%	3.30%	<2.90%
Mortgage Banking Segment
Net Income Before Tax/Average Assets	0.24%	0.29%	0.01%	(0.18)%	0.08%	>0.30%

During Q2 2018, we continued to make good progress in reaching our 2019 objectives for the commercial banking segment’s net interest income to average assets and noninterest income to average assets metrics. The commercial banking segment’s noninterest expense to average assets ratio was elevated in Q2 2018 due in part to one time per year costs for our annual loan review, public filings and shareholder disclosures. We have strategies in place that should allow us to show improvement in this metric in the latter half of 2018, and the metric will improve as we continue to grow assets. The mortgage banking segment posted net income before tax of $94,000 during Q2 2018, which improved the segment’s net income before tax to average assets metric from Q1 2018. The mortgage banking segment had a pre-tax loss in Q1 2018 which negatively impacts this metric year-to-date. We believe that mortgage profitability will continue to improve during the latter half of the year and we expect that the mortgage banking segment will be profitable for the year.

Earnings by Segment

The following table presents operating results by operating segment for the indicated periods (in thousands):

Operating Results by Segment
	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Pretax earnings by Segment
Commercial banking	$700	$701	$236	$406	$194
Mortgage banking	94	(217)	(25)	(27)	137
Total pretax income	794	484	211	379	331
Income tax expense	153	72	4,233	106	94
Net income (loss)	$641	$412	$(4,022)	$273	$237

The commercial banking segment had another strong quarter posting pretax earnings of $700,000 for the second quarter of 2018 resulting primarily from growth in loans and net interest margin expansion. If the Federal Reserve continues to raise short-term interest rates during 2018, we expect that the Company will continue to experience increasing margins during the remainder of 2018.

Our new expansion into the Williamsburg, Virginia market continues to contribute to our loan and deposit growth. We remain excited about this new market and continue to believe it will begin generating a monthly profit during the second half of 2018 and will be a meaningful contributor to pretax income in 2019.

The mortgage banking segment posted pretax earnings of $94,000 in the second quarter of 2018 compared to a pretax loss of $217,000 in the seasonally slow first quarter of 2018. The losses posted during the prior three quarters primarily stem from the changes in leadership and tight inventories of homes for sale. Additionally, mortgage loan applications are up year over year by 20%, and we carried strong pipelines into the third quarter.

Loan Growth

We have produced strong loan growth over the last twelve months, with total loans held for investment increasing by $63.6 million, or 18.7%, from Q2 2017. Core loans increased by $64.9 million, or 21.9%, from Q2 2017.

The asset types we have been strategically targeting - commercial and industrial business loans, owner occupied commercial real estate, and income producing property loans (non-owner occupied commercial real estate) - continue to grow representing 57.5%, 54.8% and 53.5% of our total loan portfolio at Q2 2018, Q4 2017 and Q2 2017, respectively.

During the quarter, we continued to allow the purchased government guaranteed student loan portfolio to run off. It now represents 10.4% of our total loan portfolio vs. 12.4% at Q4 2017 and 12.8% at Q2 2017.

The following table provides additional details (in thousands):

Loans Outstanding
Loan Type	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
C&I + Owner occupied commercial real estate	$139,633	$131,322	$121,510	$112,481	$115,921
Nonowner occupied commercial real estate	92,132	86,894	80,501	68,223	65,963
Consumer/Residential	90,643	90,358	88,228	81,708	77,500
Acquisition, development and construction	36,654	33,284	30,817	35,048	34,950
Student	42,133	43,896	45,805	47,643	43,422
Other	2,155	1,973	1,848	1,899	1,985
Total loans	$403,350	$387,727	$368,709	$347,002	$339,741

Credit metrics continue to compare favorably to our peers as follows:

Credit Metrics
	Village		Peer Group
Metric	Q2 2018	Q1 2018	Q1 2018(2)
Allowance for Loan and Lease Losses/Nonperforming Loans	166.48%	159.11%	168.88%
Nonperforming Loans/Loans (excluding Guaranteed Loans)	0.56%	0.64%	0.96%
Nonperforming Assets/Bank Total Assets (1)	0.53%	0.64%	0.94%

(1) Nonperforming assets excluding performing troubled debt restructurings.

(2) Source - SNL data for VA Banks <$1 Billion as of March 31, 2018.

Deposits

The following table provides the composition of our deposits at the dates indicated (in thousands):

Deposits Outstanding
Deposit Type	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Noninterest-bearing demand	$120,718	$114,088	$104,138	$103,396	$100,488
Interest checking	48,742	50,145	48,042	48,673	48,916
Money market	83,016	81,722	82,523	81,423	81,673
Savings	29,042	29,043	27,596	27,601	27,653
Time deposits	151,465	146,500	149,325	146,311	146,661
Total deposits	$432,983	$421,498	$411,624	$407,404	$405,391

Total deposits increased by $11.5 million, or 2.7%, from Q1 2018, and by $27.6 million, or 6.8%, from Q2 2017. The majority of the growth occurred in low cost relationship deposits (checking, money market and savings) which increased by $6.5 million, or 2.4%, from Q1 2018, and by $22.8 million, or 8.81%, from Q2 2017. This growth is a result of our focus on building customer relationships that provide lower cost deposits. Interest expense on deposits increased by $70,000, or 11.9%, from Q2 2017 to Q2 2018. The rate paid on deposits increased from 0.80% to 0.85% for the same period.

Capital

The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies.

As previously disclosed, on March 21, 2018 the Company issued $5.7 million of fixed-to-floating rate subordinated notes due March 31, 2028 in a private placement. On March 30, 2018, the proceeds from the subordinated notes were used to redeem the remaining 5,027 shares ($5,027,000 aggregate liquidation value) of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, plus accrued dividends.

The Bank’s capital ratios at the indicated dates were as follows:

Bank Capital Ratios
Ratio	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017
Common equity tier 1	11.28%	11.70%	11.96%	13.23%	13.33%
Tier 1	11.28%	11.70%	11.96%	13.23%	13.33%
Total capital	12.11%	12.61%	12.88%	14.23%	14.36%
Tier 1 leverage	9.00%	9.08%	9.18%	9.51%	9.64%

During the next three quarters, we expect to be generating a return on equity that meets or exceeds our asset growth rate which will allow us to rebuild capital ratios. In the meantime based on our analysis, we believe that we have sufficient capital to execute our strategies and absorb adversity.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has ten branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;
•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

For further information contact Donald M. Kaloski, Jr., Executive Vice President and CFO at 804-897-3900 or dkaloski@villagebank.com.

Financial Highlights

(Dollars in thousands, except per share amounts)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Balance Sheet Data
Total assets	$506,352	$488,819	$476,974	$464,706	$462,255
Investment securities	47,137	48,302	49,711	44,834	43,052
Loans held for sale	9,106	5,372	8,047	5,641	11,028
Loans, net	400,928	385,036	366,169	344,435	337,129
Deposits	432,983	421,498	411,624	407,404	405,391
Borrowings	35,479	29,931	22,648	10,364	10,364
Shareholders' equity	34,794	34,230	39,334	43,634	43,468
Book value per share	$24.26	$23.87	$23.98	$26.98	$26.89
Total shares outstanding	1,433,947	1,434,136	1,430,751	1,430,854	1,429,346

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	0.79%	0.86%	0.88%	0.93%	0.96%
Nonaccrual loans	166.48%	159.11%	139.61%	128.90%	168.66%
Nonperforming assets to total assets	0.53%	0.64%	0.86%	0.93%	0.81%

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Selected Operating Data
Interest income	$5,152	$4,777	$4,594	$4,380	$4,192
Interest expense	924	766	724	688	670
Net interest income before
provision for loan losses	4,228	4,011	3,870	3,692	3,522
Provision for loan losses	-	-	-	-	-
Noninterest income	1,667	1,333	1,518	1,646	1,765
Noninterest expense	5,101	4,860	5,177	4,959	4,956
Income before income tax expense	794	484	211	379	331
Income tax expense (1)	153	72	4,233	106	94
Net income (loss) (1)	641	412	(4,022)	273	237
Net income (loss) available to common
shareholders (1)	641	299	(4,135)	160	123
Earnings (loss) per share
Basic	$0.45	$0.21	$(2.92)	$0.11	$0.09
Diluted	$0.45	$0.21	$(2.92)	$0.11	$0.09

Performance Ratios
Return on average assets	0.52%	0.35%	(3.42)%	0.24%	0.21%
Return on average equity	7.44%	4.24%	(36.35)%	2.47%	2.18%
Return on average tangible common equity	7.44%	3.52%	(42.21)%	1.63%	1.28%
Net interest margin	3.76%	3.74%	3.66%	3.53%	3.49%

(1) Net income and net income available to common shareholders for the three months ended December 31, 2017 were negatively impacted by the write-down of the net deferred tax asset of approximately $4,181,000 as a result of the reduction in the corporate income tax rate.